Exhibit 99.2

LPCN 1144 Therapy Demonstrates Histologic Benefits in the Phase 2 LiFT Study in Nonalcoholic Steatohepatitis (NASH) Subjects

Arun J. Sanyal, MD1, 2; Benjamin J. Bruno, PharmD, PhD3; Kilyoung Kim, PhD3; Shadi Mehraban, MD, PhD3; Kongnara Papangkorn, PhD3; Anthony DelConte, MD3,4; Nachiappan Chidambaram, PhD3; Mahesh V. Patel, PhD3

1. Div. of Gastroenterology, Hepatology and Nutrition, Virginia Commonwealth University, Richmond, VA, USA; 2. Presenting author; 3. Lipocine Inc., Salt Lake City, UT, USA; 4. Department of Pharmaceutical/Health Care Marketing, Saint Joseph’s University, Philadelphia, Pennsylvania, USA

Background and Aims: NASH is the fastest growing chronic liver diseases and can progress to cirrhosis, HCC, and death. NASH is a serious condition with great unmet medical need. Low testosterone (T) is associated with the presence of NASH. LPCN 1144 is an oral prodrug of endogenous T developed for noncirrhotic NASH treatment. The recently-completed LiFT (NCT04134091) study investigated LPCN 1144 for safety and efficacy in men with biopsy-confirmed NASH.

Methods: LiFT was a randomized, double-blind, placebo-controlled, 36-week treatment study that enrolled 56 men with NASH and F1-3 fibrosis. Subjects were randomized 1:1:1 to three arms administered twice daily (Treatment A: n=18, 142 mg T equivalent, Treatment B: n=19, 142 mg T equivalent with 238 mg of d-alpha tocopherol equivalent, and Placebo: n=19, matching placebo). The primary endpoint was change from baseline (BL) in hepatic fat fraction via MRI-PDFF at 12 weeks. A key secondary endpoint was the rate of NASH Resolution with no worsening of fibrosis at Week 36 (FDA Phase 3 guidance). Additionally, slides were digitized and analyzed using the FibroNest platform, which reports a continuous score for fibrosis severity. Reported p-values are comparisons to placebo.

Results: Liver fat was significantly reduced in both treatment groups at Week 12, with up to a mean absolute decrease of 9.4% (p<0.05) in subjects with BL MRI-PDFF >5%. Both LPCN 1144 treatment arms met the endpoint of proportion of subjects with NASH resolution and no worsening of fibrosis (Placebo: 0%; A: 46% (p<0.05); B: 69% (p<0.001). While there was no statistical difference in rates of fibrosis improvement by NASH CRN staging (p>0.05), digital pathology assessment revealed a numerical improvement in fibrosis (parenchymal tissue-normalized phenotypic fibrosis composite score) for both treatment arms. Statistically significant reductions of ALT and AST were observed during study visits: up to a mean of 24.5 U/L decrease (p<0.01) in ALT, and 12.3 U/L decrease (p<0.01) in AST.

During the 36 weeks of treatment, the observed rate and severity of Treatment Emergent Adverse Events in both the treatment arms were comparable to the placebo arm. There were no reported cases of HCC or drug-induced liver injury.

Conclusion: LPCN 1144 resolved NASH with no worsening of fibrosis, improved liver injury markers, and reduced liver fat in men with biopsy confirmed NASH and fibrosis in the LiFT study. LPCN 1144 was well tolerated, with rates and severity of AEs similar in all arms. These data support the potential for this novel approach as a treatment of NASH.